UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 2, 2018

AQUA METALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37515	47-1169572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1010 Atlantic Avenue Alameda, California 94501
(Address of principal executive offices)

(510) 479-7635
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)
With copies to:
Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, NY 10166 Attention: Clifford E. Neimeth, Esq. Telephone: (212) 801-9383	Greenberg Traurig, LLP 3161 Michelson Drive Suite 1000 Irvine, CA 92612 Attention: Daniel K. Donahue, Esq. Telephone: (949) 732-6557

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Kanen Settlement Agreement

On May 2, 2018, Aqua Metals, Inc. (“Aqua Metals” or the “Company”) entered into a definitive settlement agreement (the “Settlement Agreement”) with David L. Kanen and Kanen Wealth Management, LLC (collectively, together with certain of their respective affiliates and the other participants in their pending proxy solicitation and members of their “group” (as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the “Kanen Group”) with respect to the solicitation of proxies by the Kanen Group in opposition to the election of the director-candidates nominated by the Company’s Board of Directors (the “Board”) for election at the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”). As a result of the Settlement Agreement, the Kanen Group has terminated its opposition solicitation and has withdrawn its nomination of opposition director candidates previously submitted to the Company. The following is a summary of the material terms of the Settlement Agreement.

Pursuant to the Settlement Agreement, the Company has agreed to take all necessary actions to (i) expand the Board from five (5) to six (6) directors and (ii) appoint S. Shariq Yosufzai and Sushil (“Sam”) Kapoor (the “Kanen Designees”) as directors of the Company and to certain Board committees, as set forth in the Settlement Agreement. Messrs. Yosufzai and Kapoor will fill the vacancies created by the expansion of the Board and the resignation of Selwyn Mould, who has resigned as a director of the Company, effective upon the execution and delivery of the Settlement Agreement.

Pursuant to the Settlement Agreement, the Kanen Group and the Company have agreed that, until the earlier of (x) May 2, 2020 and (y) such date on which the Kanen Group no longer, directly or indirectly, beneficially owns at least 4.0% of the Company’s outstanding Common Stock (the earlier of such events described in clauses (x) and (y) above, the “Nomination Right Expiration Date”), the Kanen Group will have the right to submit to the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) two (2) nominees for inclusion as Board-recommended director candidates (the “Kanen Nominees”) in the Company’s definitive proxy materials with respect to (i) the 2018 Annual Meeting and (ii) each annual meeting of the Company’s stockholders subsequently convened prior to the Nomination Right Expiration Date at which directors of the Company are to be elected (each, a “Post-2018 Annual Meeting”). Each Kanen Nominee is required to qualify as an “independent director” under applicable Nasdaq Stock Market rules. The Kanen Group’s right to submit nominees for election to the Board is subject to certain procedural and information requirements set forth in the Settlement Agreement. The Kanen Group will have the right to substitute any Kanen Nominee who is not nominated or elected to the Board, or who resigns, is removed by the Company’s stockholders or otherwise becomes unable or unavailable to serve as a director of the Company.

Pursuant to the Settlement Agreement, the Company has agreed to (i) promptly amend and/or supplement its definitive proxy materials previously disseminated to the Company’s stockholders in respect of the 2018 Annual Meeting to include therein, among other things, the Kanen Designees as Board-approved and recommended director candidates for election by the Company’s stockholders at the 2018 Annual Meeting, file such additional definitive proxy materials with the Securities and Exchange Commission (the “SEC”), and commence mailing on the date of such filing such additional definitive materials to all stockholders of record as of April 25, 2018; and (ii) recommend, support and solicit proxies for the Kanen Designees at the 2018 Annual Meeting in the same manner as it recommends, supports and solicits proxies for the election of the other nominees nominated by the Board for election as directors at the 2018 Annual Meeting. Pursuant to the Settlement Agreement, the following slate of six director candidates will be nominated for election to the Board at the 2018 Annual Meeting: Vincent L. DiVito, Mark Slade, Eric Prouty, Mark Stevenson, S. Shariq Yosufzai and Sushil (“Sam”) Kapoor. The Company has also agreed to postpone the date of the 2018 Annual Meeting from June 5, 2018 to June 12, 2018.

Concurrently with their appointments to the Board, Messrs. Yosufzai and Kapoor, together with incumbent directors Mr. Vincent L. Divito and Mark Stevenson, have been appointed to serve on the Board’s newly constituted CEO Search Committee (the “CEO Search Committee”), which committee is vested with the authority to engage and work directly with a recognized external executive search and consulting firm to identify highly qualified permanent Chief Executive Officer (“CEO”) candidates and to evaluate and interview such candidates and make recommendations to the full Board with respect to the potential hiring of such candidates. In addition, Mr. Yosufzai has been appointed to the Nominating Committee, and Mr. Kapoor has been appointed to the Board’s Compensation Committee. Effective immediately upon his appointment to the Board, Mr. Yosufzai has been appointed by the Board to serve as Non-Executive Chairman and the lead independent director of the Board. In addition, the Company has agreed that, during the one-year period commencing on the first day next following the final tabulation and certification of the voting results for the election of the Company directors at the 2018 Annual Meeting, Mr. Kanen will have the right, upon each express invitation of the Board, to attend all or any portions of meetings of the Board as an observer (with no voting rights).

Pursuant to the Settlement Agreement, the Company has agreed that at any time prior to the Nomination Right Expiration Date, the Board will not take any action to increase the size of the Board to more than seven (7) directors unless the Kanen Designees then serving on the Board consent to such action. Once a permanent CEO has been identified and appointed by the Board, upon the recommendation of the CEO Search Committee, he or she will be appointed by the Board to serve as a seventh (7th) director of the Company. The Settlement Agreement provides that Selwyn Mould will resign from his current position as the Company’s interim CEO immediately following the Company’s filing with the SEC of its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018. Mr. Mould will continue to serve as the Company’s Chief Operating Officer. The Settlement Agreement also provides that Thomas M. Murphy will resign as the Company’s interim Chief Financial Officer (“CFO”) and will be succeeded by Frank Knuettell II as permanent CFO of the Company on the first business day next following the Company’s public announcement of its earnings for the fiscal quarter ended March 31, 2018.

Pursuant to the Settlement Agreement, the Kanen Group has agreed to irrevocably withdraw its previously delivered notice of its intention to nominate certain individuals for election to the Board at the 2018 Annual Meeting, and to immediately cease and terminate all mailings of its definitive opposition proxy materials and all other efforts in furtherance of its nomination and all related opposition solicitation activities. In addition, the Kanen Group has agreed that, until the Nomination Right Expiration Date, the Kanen Group will (i) appear at the 2018 Annual Meeting and each Post-2018 Annual Meeting or to otherwise cause all shares of the Company’s common stock beneficially owned by the Kanen Group to be counted as present thereat for purposes of establishing a quorum, (ii) vote all shares of the Company’s common stock beneficially owned by the Kanen Group on the Company’s proxy card or voting instruction form in favor of each of the nominees for election as directors nominated by the Board and recommended by the Board (and not in favor of any other nominees to serve on the Board) and, subject to certain exceptions, each of the proposals listed on the Company’s proxy card or voting instruction form as identified in the Company’s definitive proxy statement or supplement thereto in accordance with the Board’s recommendations, including in favor of all matters recommended by the Board for stockholder approval and against all matters that the Board recommends against stockholder approval.

The Kanen Group has also agreed not to take various actions pursuant to the terms of a comprehensive and customary certain “standstill” provision during the period commencing on May 2, 2018 and terminating at 11:59 p.m., Eastern Time, on December 31, 2019.

Pursuant to the Settlement Agreement, the Company will reimburse the Kanen Group for its reasonable, documented fees and out-of-pocket expenses (including legal expenses and proxy solicitation expenses) in an amount up to $200,000 incurred in connection with matters relating to the 2018 Annual Meeting and the negotiation and execution of the Settlement Agreement.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Stephen Cotton Employment Agreement

On May 2, 2018, the Board appointed Stephen Cotton, who previously served as the Company’s Chief Commercial Officer from January 2015 to June 2017, to serve as the Company’s President. Mr. Cotton will join the Company full-time effective as of May 7, 2018 and will formally assume the office of President immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. In connection with Mr. Cotton’s appointment, the Company and Mr. Cotton have entered into an employment agreement (the “Cotton Employment Agreement”), effective as of May 2, 2018. The following is a summary of the material terms and conditions of the Cotton Employment Agreement.

Pursuant to the Cotton Employment Agreement, the Company has agreed to compensate Mr. Cotton at the annual rate of $410,000. The Company has also agreed to provide Mr. Cotton with health and other benefits provided to senior management generally. Mr. Cotton will be eligible to receive annual performance-based bonuses of up to 50% of his annual salary based on the satisfaction of performance milestones as determined annually by the Board’s Compensation Committee in its discretion. The performance bonuses will be payable in shares of the Company’s common stock. Mr. Cotton will also be eligible to receive a one-time bonus of 100,000 shares of the Company’s common stock subject to and contingent upon the volume-weighted average price of the Company’s common stock trading on the Nasdaq Stock Market equaling or exceeding $7.00 per share over any 30 consecutive trading days during the first 12 months of his employment. In the event of the Company’s termination of Mr. Cotton without cause or his resignation for good reason, the Company will continue to pay his salary and benefits then in effect for 12 months following the date of such termination or resignation. The Cotton Employment Agreement provides for intellectual property assignment and confidentiality provisions that are customary in our industry.

The foregoing summary of the Cotton Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Cotton Employment Agreement, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Resignation of Selwyn Mould as a Director of the Company

In connection with the Settlement Agreement described under Item 1.01 of this Current Report on Form 8-K, Mr. Selwyn Mould has resigned as a director of the Company, effective upon the execution and delivery of the Settlement Agreement. Mr. Mould, who served as Aqua’s interim CEO, has also agreed to resign as interim CEO immediately following the Company’s filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018. Mr. Mould will continue to serve as the Company’s Chief Operating Officer.

Appointment of S. Shariq Yosufzai and Sushil ("Sam") Kapoor as Directors of the Company

Pursuant to the Settlement Agreement, on May 2, 2018, the Board appointed S. Shariq Yosufzai and Sushil ("Sam") Kapoor to serve as directors of the Company, effective immediately, to fill the vacancies created as a result of the expansion of the Board from five (5) to six (6) directors, as described under Item 1.01 of this Current Report on Form 8-K, and the resignation of Mr. Mould as a director of the Company, as described above in this Item 5.02.

Biography of S. Shariq Yosufzai

S. Shariq Yosufzai, age 65, was most recently the Vice President, Global Diversity for the Chevron Corporation ("Chevron")(CVX), a multinational energy corporation, from 2013 to March 2018. He held a number of positions at Chevron and its various affiliates, including Vice President (from 2010 to 2013); President of Chevron Global Marketing, a business unit within Chevron (from 2004 to 2010); Co-President of Chevron Products Company, North America, Chevron's North America Refining & Marketing operations (from 2003 to 2004); and President of Chevron Texaco Global Lubricants (from 2001 to 2003). Prior to that, he worked at Caltex Corporation, a joint venture between Chevron and Texaco, Inc., as the Corporate Vice President, Caltex Corporation & President, Caltex Lubricants & New Business Development (from 2000 to 2001) and held a number of other senior level management positions at Caltex Corporation from 1998 to 2000. From 1991 to 1998, he worked at Texaco Inc., a subsidiary of Chevron, and served as the President of Texaco Lubricants Company from 1994 to 1998. As part of a joint enterprise between Texaco, Inc. and Saudi Aramco, Mr. Yosufzai was employed at Star Enterprise from 1988 to 1991 where he held a number of positions and prior to that began his career at Texaco, Inc., from 1975 to 1983. His past board memberships include Chairman of the Board of Directors of Caltex Lubricants Lanka Ltd.; Member of the Board of Directors of Caltex Australia Limited; and Member of the Management Committee of Star Enterprise. Mr. Yosufzai currently serves as Chair of the AIChE Foundation (The American Institute of Chemical Engineers) since November 2017, Chair of the Board of Directors of the California Chamber of Commerce and is an Executive Committee Member of the San Francisco Opera's Board of Directors. He previously served as Chair of the Board of the Association of Former Students of Texas A&M. Mr. Yosufzai also serves as Executive Sponsor of Chevron's University Partnership Program for the University of California, Berkeley, and Texas A&M University, and on the Advisory Board of Texas A&M's Dwight Look College of Engineering and on the Chancellor's Century Council of the Texas A&M University System. Named a Distinguished Graduate of the Chemical Engineering Department of Texas A&M University in 1998, in 1999 he became the first person to be honored by the school as both an Outstanding International Alumnus and a Distinguished Alumnus. In 2011, he served as Chair of the Board of the California Chamber of Commerce and was named an Outstanding Alumnus of the Dwight Look College of Engineering at Texas A&M. He attended Extensive Education schools at both Columbia University, Graduate School of Business at Arden House and McIntire School of Commerce, University of Virginia and received his B.S. in Chemical Engineering from Texas A&M University.

Biography of Sushil ("Sam") Kapoor

Sushil ("Sam") Kapoor, age 71, was the Chief Global Operations Officer of Equinix, Inc., a multinational company that specializes in internet connection and related services, since January 2008 until March 2018. As the Chief Operations executive at Equinix, Inc. since early 2001, Mr. Kapoor played a major role in steering the company from near bankruptcy to its current industry leading position. During this period Equinix, Inc. grew from 7 data centers in 6 markets in one country with annual revenue of less than $20 million to more than 180 data centers in 44 metros across 25 major countries spread over 4 continents with annual revenues exceeding $5 Billion. During the same period, the stock price grew from a split adjusted low of around $5 to its current price of more than $400. Mr. Kapoor served as Vice President of Operations of Equinix, Inc., from March 2001 to December 2006 and also served as its Senior Vice President of IBX Operations from December 2006 to January 2008. Prior to joining Equinix, Mr. Kapoor served as Vice President of hosting operations at UUNET Technologies, Inc., the Internet division of MCI (formerly known as WorldCom) from November 1999 to February 2001. He was responsible for the build-out and day-to-day operations of six hosting centers. From May 1995 to November 1999, he served as Vice President, Global Network Technology for Compuserve Network Services, an Internet access provider. Mr. Kapoor served as Senior Director of Telecommunications for over 10 years at Lexis-Nexis in Miamisburg. Mr. Kapoor holds an M.B.A. (Operations Research) from Miami University of Ohio and an M.S. in Electrical Engineering from the University of Cincinnati.

The Board has determined that Messrs. Yosufzai and Kapoor qualify as “independent directors” under applicable Nasdaq Stock Market rules.

Messrs. Yosufzai and Kapoor will receive the same compensation as the Company’s other non-employee directors, as described in the Company’s definitive proxy statement on Schedule 14A filed by the Company with the SEC on April 17, 2018.

Except as set forth above in this Item 5.02 and in Item 1.01 of this Current Report on Form 8-K, there are no arrangements or understandings pursuant to which Messrs. Yosufzai and Kapoor are to be appointed to the Board, nor are there any transactions or proposed transactions to which the Company and Messrs. Yosufzai or Kapoor are, or will be, a party. Except as set forth above in this Item 5.02 and in Item 1.01 of this Current Report on Form 8-K, as of the date hereof, the Company has not entered into any transactions involving Messrs. Yosufzai or Kapoor that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act.

Appointment of Stephen Cotton as President of the Company

In connection with the Settlement Agreement described under Item 1.01 of this Current Report on Form 8-K, on May 2, 2018, the Board appointed Stephen Cotton to serve as the Company’s President, effective immediately. Mr. Cotton previously served as the Company’s Chief Commercial Officer from January 2015 to June 2017. Mr. Cotton will be invited by the CEO Search Committee to interview for the position of CEO, together with all other candidates for such position during the pendency of the Company’s permanent CEO search process.

Biography of Stephen Cotton

Stephen Cotton, age 51, served as Chief Commercial Officer of the Company from January 2015 to June 9, 2017. Previously, Mr. Cotton co-founded Canara, Inc. in December 2001 and served as its chief executive officer through the sale of the company to a private equity firm in June 2012, after which he served as executive chairman until April 2014. Canara is a global provider of stationary battery systems with integrated monitoring systems and cloud-based monitoring services to many of the largest data center operators. From April 2014 to January 2015 and June 9, 2017 to the present, Mr. Cotton managed his private investments.

Except as set forth above in this Item and in Item 1.01 of this Current Report on Form 8-K, there is no arrangement or understanding pursuant to which Mr. Cotton has been appointed President, nor are there any transactions or proposed transactions to which the Company and Mr. Cotton are, or will be, a party. Except as set forth above in this Item and in Item 1.01 of this Current Report on Form 8-K, as of the date hereof, the Company has not entered into any transactions involving Mr. Cotton that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act.

In connection with Mr. Cotton’s appointment, the Company granted Mr. Cotton options to purchase up to 840,000 shares of its common stock. Options to purchase 420,000 common shares are exercisable over a five year period at an exercise price of $3.00 per share. Options to purchase 210,000 common shares are exercisable over a five year period at an exercise price of $5.00 per share and options to purchase 210,000 common shares are exercisable over a five year period at an exercise price of $7.00 per share. The options vest in 1/36th increment during each of the first 12 months following the date of grant and thereafter the options vest in one-third increments on the second and third anniversary of the date of grant. The options are issued subject to the terms and conditions of the Company’s Amended and Restated 2014 Stock Incentive Plan.

Item 8.01	Other Events.

Pursuant to the Settlement Agreement, the Kanen Group has agreed to irrevocably withdraw its previously delivered notice of its intention to nominate certain opposition candidates for election to the Board at the 2018 Annual Meeting, as described in Item 1.01 of this Current Report on Form 8-K. As a result, the election of directors at the 2018 Annual Meeting is no longer “contested.” The Company plans to file with the SEC and mail to its stockholders, as soon as practicable after the date hereof, a revised definitive proxy statement that amends and restates the Company’s definitive proxy statement filed by the Company with the SEC on April 17, 2018 and first mailed to the Company’s stockholders on or about April 18, 2018, to reflect the matters set forth in the Settlement Agreement. In connection with the Settlement Agreement, the date of the 2018 Annual Meeting has been postponed from June 5, 2018 to June 12, 2018.

On May 2, 2018, the Company issued a press release announcing the Company’s entry into the Settlement Agreement, the related changes to the composition of the Board and its committees, the appointment of Stephen Cotton as the Company’s President, as well as the other transactions contemplated by the Settlement Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated as of May 2, 2018, by and among Aqua Metals, Inc., David L. Kanen and Kanen Wealth Management, LLC

10.2	Employment Agreement, dated May 2, 2018, by and between Aqua Metals, Inc. and Stephen Cotton

99.1	Press release dated May 2, 2018

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 2, 2018	AQUA METALS, INC.

	By:	/s/ Thomas Murphy
Name: Thomas Murphy
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement, dated as of May 2, 2018, by and among Aqua Metals, Inc., David L. Kanen and Kanen Wealth Management, LLC

10.2	Employment Agreement, dated May 2, 2018, by and between Aqua Metals, Inc. and Stephen Cotton

99.1	Press release dated May 2, 2018